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                                                                    EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT



         THIS AGREEMENT (this "Agreement"), dated as of October 28, 1988, is by and between Chandler (U.S.A.), Inc., an Oklahoma corporation ("Employer"), and Brenda B. Pair ("Employee"). Chandler Insurance Company, Ltd., a Cayman Islands corporation ("Chandler"), hereby joins for the limited purposes specified herein. For all purposes of this document, "affiliates" shall mean persons or entities that directly, or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, Employer.


                              W I T N E S S E T H:

         WHEREAS, Employee desires to enter into the employment of Employer, and Employer desires to employ Employee provided that, in so doing, it can protect its confidential information, business, accounts, patronage and good will;

         NOW, THEREFORE, in consideration of the foregoing recital and of the mutual covenants set forth below, the parties hereto agree as follows:

         1. COMPENSATION AND EMPLOYMENT. Employee agrees to enter into the employment of Employer, and Employer agrees to employ Employee, on the terms and conditions set forth below.

                  (a) Employer shall pay to Employee, and Employee agrees to accept as full consideration for his employment, not less than $125,000 per year during the term of this Agreement, payable in equal monthly installments, subject to all appropriate withholdings. All compensation payable to Employee hereunder shall be payable by Employer or by any entity designated by Employer. Employee's base salary shall be increased on or before March 31 of each year in an amount proportionate to any increase from base year 1988 in the Consumer Price Index - All Items for All Urban Consumers, as determined by the United States Department of Labor, Bureau of Labor Statistics, plus any additional amount deemed appropriate by Employer's Board of Directors.

                  (b) In addition to the compensation above set forth, Employee shall be entitled to reimbursement of his actual out-of-pocket expenses incurred in the conduct of Employer's business, which shall be limited to ordinary and necessary items and which shall be supported by voucher, receipts or similar documentation to the extent practicable.

                  (c) Employee shall be entitled to paid vacations per year as established by Employer from time to time under a policy based on seniority and such other fringe benefits as the Board of Directors of Employer may, in its sole discretion, determine, including the following:




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                           (1) Group Life, group hospitalization and group
                           accident and major medical benefits for Employee and all members of Employee's immediate family providing benefits comparable to those provided to other employees of Employer. In any case, Employee will be expected to make contributions toward the cost of such plans at the same rate and in the same manner as required by other employees of like status participating therein.

                           (2) The use of a company-owned automobile, appropriate for Employee's position, not more than two years of age, together with all oil, gasoline, repairs, insurance and maintenance required for the use and operation of the same for business purposes.

                           (3) Employer shall use its best efforts to procure long-term disability insurance covering Employee to age 65, which together with corporate payments and programs would provide Employee 60% of Employee's base salary to age 65. Disability of Employee shall be subject to such other definitions (including the definition of disability in the insurance policy), exclusions and exceptions are as normal to such insurance. Employee will take such physical examination, and execute such forms as may be reasonably required to obtain such insurance if such insurance can be obtained at a reasonable cost, and Employer shall bear the full cost thereof during the term of this Agreement.

                  (d) Employee agrees during the term of Employee's employment to devote 100% of his full business time and Employee's best efforts, skills and abilities to the performance of Employee's duties as stated in this Agreement and to the furtherance of Employer's business and any of its affiliates' businesses.

                  (e) Employer intends that it or its affiliates will establish an executive incentive compensation plan, which shall be a plan approved by the Board of Directors which establishes a profit level at which officers and other key employees shall begin to receive incentive awards under the terms of the plan. However, the Board can set a different goal, by resolution, when desired. It is deemed desirable that the Board approve a plan by March of each year. In each case, no modifications of the business plan shall occur for purposes of this Agreement after approved by the Board in any year except that any such plan shall be deemed automatically changed to take into account the financial effects of federal or state tax or other law changes adopted after final approval of such plan by the Board. All awards payable hereunder shall be subject to applicable deductions for Social Security and withholding taxes.

                  (f) Employee's job title shall be Executive Vice President of LaGere & Walkingstick Insurance Agency, Inc., a wholly owned subsidiary of Employee and of Chandler and such other titles for Employer or its affiliates as the Board of Directors of Employer may from time

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to time prescribe, and Employee's duties shall consist of performing such services for Employer as may be directed from time to time by the Board of Directors of Employer or its affiliates.

                  (g) Employee shall also use Employee's best efforts to preserve the business of Employer and the good will of all employees, customers, suppliers and other persons having business relations with Employer.

         2. TERM.

                  (a) The employment of Employee shall begin on the date of this Agreement and shall continue until the earliest of (i) the date Employer terminates it for just cause (defined below) upon three days written notice, specifying the reasons therefor and allowing Employee a reasonable opportunity to respond, (ii) the death of Employee, or (iii) a termination date (defined below).

                  (b) For purposes of this Agreement, "just cause" for termination shall include:

                           (1) the failure or inability of Employee, for any
reason other than disability, to devote 100% of Employee's full business time to Employer's business and its affiliates' businesses,

                           (2) absence from full-time duties for a period of at
least six months due to permanent or temporary disability, which shall mean any physical or mental disability, including disability resulting from the use of alcohol or drugs, rendering Employee unable to perform substantially all of Employee's usual duties and responsibilities,

                           (3) the commission by Employee of any act involving
moral turpitude or the commission by Employee of any felony or any other act or the suffering by Employee of any occurrence or state of facts, which renders Employee incapable of performing Employee's duties under this Agreement, or adversely affects or could reasonably be expected to affect adversely Employer's business reputation,

                           (4) any material breach by Employee of any of the
terms of, or the failure to substantially perform any covenant contained in, this Agreement,

                           (5) the violation by Employee of instructions or
policies established by Employer with respect to the operation of its business and affairs or Employee's failure to carry out Employee's duties or the reasonable instructions of the Board of Directors or Chief Executive Officer of Employer, or

                           (6) the commission by Employee of any action or the
existence of any state of facts which would legally justify an employer in terminating a contract of employment.

                  (c) For purposes of this Agreement, "termination date" shall mean the earlier of:

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                           (1) Employee's attaining age 70 or

                           (2) the 10th anniversary of the effective date
hereof, extended automatically by one year for each full year of employment with Employer or its affiliates (as defined in Subsection 4(a) of this Agreement) after the 5th anniversary hereof.

                  (d) In the event of the termination of this Agreement for just cause, Employer shall pay Employee 90 days' termination pay, consisting of Employee's base salary for 90 days and incentive compensation applicable to full calendar years completed prior to Employer's notice of termination.

                  (e) Employee's employment hereunder may be terminated by Employer, upon reasonable notice, without cause. In the event of the termination of this Agreement without cause, pursuant to this subparagraph, Employee shall be entitled to continue to receive Employee's base salary (but no incentive compensation except as may be applicable to full calendar years already completed, or any other fringe benefits), for the remainder of the term of this Agreement, but in no event for more than 60 months. Unless relieved therefrom by Employer, Employee, during the period that such payments are made, shall be obligated to serve as a consultant to the Employer on a mutually agreed basis, and to refrain from engaging in any business or activity which is directly or indirectly in competition with any business of Employer or its affiliates and to comply with the provisions of Sections 3, 4, and 5 hereof.

                  (f) Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 3, 4 and 5 shall survive any termination of Employee's employment under this Agreement.

         3. NONDISCLOSURE AGREEMENT. Employee, during the term of employment under this Agreement, shall have access to and become familiar with various trade secrets consisting of, but not limited to, computer programs, compilations of information, records, sales procedures, customer requirements, pricing techniques, customer lists, methods of doing business and other confidential information (collectively referred to as the "Trade Secrets"), which are owned by Employer and its affiliates and regularly used in the operation of their businesses. Employee shall not use in any way or disclose any of the Trade Secrets, directly or indirectly, either during the term of this Agreement or at any time thereafter, except as required in the course of Employee's employment under this Agreement. All files, records, documents, information, data and similar items relating to the business of Employer and its affiliates, whether prepared by Employee or otherwise coming into Employee's possession, shall remain the exclusive property of Employer and its affiliates and shall not be removed from their premises under any circumstances without the prior written consent of the President of Employer (except in the ordinary course of business during Employee's period of active employment under this Agreement), and in any event shall be promptly delivered to Employer upon termination of this Agreement.


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         4. NONCOMPETITION AGREEMENT.

                  (a) Without the prior written consent of Employer, Employee shall not, during the period of employment with Employer, or any of its affiliates, directly or indirectly, invest (other than investments in publicly-owned companies) or engage in any business that is competitive with that of Employer or any of its affiliates or accept employment with or render services to a competitor of Employer or any of its affiliates as a director, officer, agent, employee or consultant, or solicit or attempt to solicit or accept business that is competitive with any business being conducted by Employer or any of its affiliates during Employee's employment under this Agreement from any of the customers or prospective customers of Employer or any of its affiliates, or take any action inconsistent with the fiduciary relationship of an employee to his employer.

                  (b) Upon any termination or cessation of Employee's employment with Employer and all of its affiliates for any reason whatsoever, Employee shall not, prior to the date which would have been Employee's termination date, directly or indirectly, either as an individual, a partner or a joint venturer, or in any other capacity, (i) invest (other than investments in publicly-owned Companies) or engage in any business that is competitive, within any county, whether or not in Oklahoma, in which Employer or any of its affiliates operates at the time of such termination or cessation, with that of Employer or its affiliates, (ii) accept employment with or render services to a competitor of Employer or its affiliates, within any county, whether or not in Oklahoma, in which Employer or any of its affiliates operates at the time of such termination or cessation, as a director, officer, agent, employee or consultant, or (iii) contact, solicit or attempt to solicit or accept business from any of the customers of Employer or its affiliates, wherever located, as of the time of Employee's termination or cessation of employment, whose insurance policies or claims or other contracts or orders are processed or approved of in Lincoln County, Oklahoma, or such other county or counties, whether or not in Oklahoma, in which they may hereafter handle such processing or approval; provided, however, that this subsection (b) shall not apply if Employee is terminated without just cause and ceases to receive the compensation set forth in subsection 1(a) of this Agreement.

         5. NONEMPLOYMENT AGREEMENT. For a period of five years after the termination or cessation of his employment with Employer for any reason whatsoever, unless there was no just cause, Employee shall not, on Employee's own behalf or on behalf of any other person, partnership, association, corporation or other entity, hire or solicit or in any manner attempt to influence or induce any employee of Employer or its affiliates to leave the employment of Employer or its affiliates, nor shall Employee use or disclose to any person, partnership, association, corporation or other entity any information obtained while an employee of Employer or its affiliates concerning the names and addresses of Employer's or its affiliates' employees.

         6. SEVERABILITY. Employee agrees that the noncompetition agreements, nondisclosure agreements and nonemployment agreements set forth above each constitute separate agreements independently supported by good and adequate consideration and shall be severable from the other provisions of, and shall survive, this Agreement. The existence of any claim or cause of action of

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Employee against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of the covenants and agreements of Employee contained in the noncompetition, nondisclosure or nonemployment agreements. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         7. INVENTIONS. Employee shall promptly disclose, grant and assign to Employer for its sole use and benefit any and all inventions, improvements, technical information and suggestions relating in any way to the products of Employer or any of its affiliates or capable of beneficial use by Employer or any of its affiliates, which Employee has in the past conceived, developed or acquired, or may conceive, develop or acquire during the term hereof (whether or not during usual working hours), together with all patent applications, letters patent, copyrights and reissues thereof that may at any time be granted for or upon any such invention, improvement or technical information. In connection therewith, Employee shall promptly at all times during and after the term hereof:

         (a) Execute and deliver such applications, assignments, descriptions and other instruments as may be necessary or proper in the opinion of Employer to vest title to such inventions, improvements, technical information, patent applications and patents or reissues thereof in Employer and to enable it to obtain and maintain the entire right and title thereto throughout the world.

         (b) Render to Employer, at its expense, all such assistance as it may require in the prosecution of applications for said patents or reissues thereof, in the prosecution or defense of interferences which may be declared involving any said application or patents, and in any litigation in which Employer may be involved relating to any such patents, inventions, improvements or technical information.

         8. AFFILIATES. Employee will use Employee's best efforts to ensure that no relative of Employee or corporation of which Employee is an officer, director or shareholder, or other affiliate of Employee, shall take any action that Employee could not take without violating any provision of this Agreement.

         9. STOCK OPTION. If Employee's employment hereunder is terminated without just cause, then, in lieu of shares of Common Stock of Chandler issuable upon exercise of options ("Options") granted to Employee under Chandler's stock option plan, or any subsequently adopted option plan (which Options shall be cancelled), Employee will receive an amount in cash equal to the aggregate spread between the exercise prices of all Options held by Employee whether or not then fully

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exercisable, and the higher of (i) the average between the closing bid and asked prices of the Company's Common Stock as shown on NASDAQ on the date notice of such termination is given or (ii) the highest price per share of Chandler Common Stock actually paid in connection with any change in control of Chandler which occurs on or before the 90th day after such notice of termination.

         10. REMEDIES. Employee recognizes and acknowledges that the ascertainment of damages in the event of Employee's breach of any provision of this Agreement would be difficult, and Employee agrees that Employer, in addition to all other remedies it may have, shall have the right to injunctive relief if there is such a breach.

         11. ACKNOWLEDGMENTS. Employee acknowledges and recognizes that the enforcement of any of the noncompetition provisions in this Agreement by Employer will not interfere with Employee's ability to pursue a proper livelihood. Employee further represents that Employee is capable of pursuing a career in other industries to earn a proper livelihood. Employee recognizes and agrees that the enforcement of this Agreement is necessary to ensure the preservation and continuity of the business and good will of Employer. Employee agrees that due to the nature of Employer's business, the noncompetition restrictions set forth in this Agreement are reasonable as to time and geographic area.

         12. NOTICES. Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other shall be deemed to have been duly given if given in writing and personally delivered or sent by mail, registered or certified, postage prepaid with return receipt requested, as follows:

         If to Employer:   Chandler (U.S.A.), Inc.
                           1006 Manvel Avenue
                           Chandler, Oklahoma 74834

                           Attention: Mark T. Paden

         If to Employee:   Brenda B. Pair
                           1006 Manvel Avenue
                           Chandler, Oklahoma 74834

         If to Chandler:   Chandler Insurance Company, Ltd.
                           P. 0. Box 1289
                           Grand Cayman, Cayman Islands

                           Attention: Steve Butler

Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three days after mailing.

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         13. ENTIRE AGREEMENT. This Agreement supersedes any and all other agreements, either oral or written, between the parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect thereto.

         14. MODIFICATION. No change or modification of this Agreement shall be valid or binding upon the parties hereto, nor shall any waiver of any term or condition in the future be so binding, unless such change or modification or waiver shall be in writing and signed by the parties hereto.

         15. GOVERNING LAW. This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Oklahoma and shall be performable in Lincoln County, Oklahoma.

         16. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one and the some document.

         17. COSTS. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which he or it may be entitled.

         18. ESTATE. It Employee dies prior to the expiration of the term of employment, any monies that may be due Employee from Employer under this Agreement as of the date of Employee's death shall be paid to Employee's estate.

         19. ASSIGNMENT. Employer shall have the right to assign this Agreement to its successor or assigns. The terms "successors" and "assigns" shall include any person, corporation, partnership or other entity that buys all or substantially all of Employer's assets or all of its stock, or with which Employer merges or consolidates. The rights, duties and benefits to Employee hereunder are personal to Employee, and no such right or benefit, other than benefits payable after Employee's death, may be assigned by Employee.

         20. BINDING EFFECT. This Agreement shall be binding upon the parties hereto, together with their respective executors, administrators, successors, personal representatives, heirs and assigns.

         21. WAIVER OF BREACH. The waiver by Employer of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

         22. GUARANTEE. Chandler hereby guarantees the full, complete and prompt performance by Employer of all of Employer's obligations hereunder, to the same extent as if they were obligations of Chandler.



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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                     EMPLOYER: Chandler (U.S.A.), Inc.

                                     By: /s/ W. Brent LaGere
                                         --------------------------------------
                                         W. Brent LaGere, Chairman of the Board


                                     EMPLOYEE: /s/ Brenda B. Pair
                                               --------------------------------
                                               Brenda B. Pair

                                     CHANDLER INSURANCE COMPANY, LTD.

                                     By: /s/ W. Brent LaGere
                                         --------------------------------------
                                         W. Brent LaGere, Chairman of the Board






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